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                                                                     Exhibit 2.2

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                          AGREEMENT AND PLAN OF MERGER




                                  BY AND AMONG




                              DMAC HOLDINGS, INC.,


                                DMAC MERGER CORP.




                                       AND




                            AMERICOMM HOLDINGS, INC.




                            Dated as of May 18, 1998






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                                TABLE OF CONTENTS


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ARTICLE I

       THE MERGER AND RELATED MATTERS.............................................................................2

       1.01  The Merger...........................................................................................2
       1.02  Conversion of Stock..................................................................................2
       1.03  Dissenting Stock.....................................................................................3
       1.04  Surrender of Certificates............................................................................3
       1.05  No Further Rights of Transfers.......................................................................4
       1.06  Warrants.............................................................................................4
       1.07  Stock Option and Other Plans.........................................................................4
       1.08  Certificate of Incorporation of the Surviving Corporation............................................5
       1.09  By-Laws of the Surviving Corporation.................................................................5
       1.10  Directors and Officers of the Surviving Corporation..................................................5
       1.11  Closing..............................................................................................5
       1.12  Working Capital Settlement...........................................................................6

ARTICLE II

       REPRESENTATIONS AND WARRANTIES.............................................................................6

       2.01  Representations and Warranties of the Company........................................................6
             (a)     Due Organization, Good Standing and Corporate Power..........................................6
             (b)     Authorization and Validity of Agreement......................................................7
             (c)     Capitalization...............................................................................7
             (d)     Consents and Approvals; No Violations........................................................8
             (e)     Financial Statements; Commission Filings.....................................................9
             (f)     Absence of Certain Changes..................................................................10
             (g)     Title to Properties; Encumbrances...........................................................10
             (h)     Leases......................................................................................10
             (i)     Material Contracts..........................................................................11
             (j)     Compliance with Laws........................................................................11
             (k)     Litigation..................................................................................11
             (l)     Employee Benefit Plans......................................................................11
             (m)     Employment Relations and Agreements.........................................................12
             (n)     Taxes.......................................................................................13
             (o)     Liabilities.................................................................................13
             (p)     Intellectual Properties.....................................................................14
             (q)     Environmental Laws and Regulations..........................................................14
             (r)     Conduct of Business.........................................................................15
             (s)     Broker's or Finder's Fee....................................................................15
       2.02  Representations and Warranties of Parent and Sub....................................................15


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                                       (i)

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              (a)    Due Organization; Good Standing and Corporate Power.........................................15
              (b)    Authorization and Validity of Agreement.....................................................15
              (c)    Consents and Approvals; No Violations.......................................................16
              (d)    Litigation..................................................................................16
              (e)    Broker's or Finder's Fee....................................................................16
              (f)    Financing...................................................................................16

ARTICLE III

       TRANSACTIONS PRIOR TO CLOSING DATE........................................................................17

       3.01   Access to Information Concerning Properties and Records............................................17
       3.02   Confidentiality....................................................................................17
       3.03   Conduct of the Business of the Company Pending the Closing Date....................................17
       3.04   Reasonable Best Efforts............................................................................18
       3.05   Exclusive Dealing..................................................................................18

ARTICLE IV

       CONDITIONS PRECEDENT TO MERGER............................................................................19

       4.01   Conditions to Each Party's Obligations.............................................................19
              (a)    No Injunction...............................................................................19
              (b)    Statutes....................................................................................19
              (c)    HSR Act.....................................................................................19
       4.02   Conditions to Obligations of the Company...........................................................19
              (a)    Parent Representations and Warranties.......................................................19
              (b)    Performance by Parent.......................................................................19
              (c)    Certificate.................................................................................20
       4.03   Conditions to Obligations of Parent and Sub........................................................20
              (a)    Company Representations and Warranties......................................................20
              (b)    Performance by the Company..................................................................20
              (c)    No Material Adverse Change..................................................................20
              (d)    Certificate.................................................................................20
              (e)    Employee Notes..............................................................................20
              (f)    Heller Credit Agreement.....................................................................20

ARTICLE V

       TERMINATION AND ABANDONMENT...............................................................................20

       5.01   Termination........................................................................................21
       5.02   Effect of Termination..............................................................................21

ARTICLE VI

       MISCELLANEOUS.............................................................................................22

       6.01   Fees and Expenses..................................................................................22
       6.02   Representations and Warranties.....................................................................22


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                                      (ii)

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       6.03   Transfer Taxes.....................................................................................22
       6.04   Extension; Waiver..................................................................................22
       6.05   Public Announcements...............................................................................22
       6.06   Indemnification....................................................................................22
       6.07   Notices............................................................................................23
       6.08   Entire Agreement...................................................................................23
       6.09   Binding Effect; Benefit; Assignment................................................................24
       6.10   Amendment and Modification.........................................................................24
       6.11   Further Actions....................................................................................24
       6.12   Headings...........................................................................................24
       6.13   Counterparts.......................................................................................24
       6.14   Applicable Law.....................................................................................24
       6.15   Severability.......................................................................................25
       6.16   Certain Definitions................................................................................26

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                                     (iii)

                          AGREEMENT AND PLAN OF MERGER


             AGREEMENT AND PLAN OF MERGER, dated as of May 18, 1998 (this "Agreement"), by and among DMAC Holdings, Inc., a Delaware corporation ("Parent"), DIMAC Merger Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Sub"), and AmeriComm Holdings, Inc., a Delaware corporation (the "Company").


             WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent; and

             WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent, Sub and the Company, have approved the merger of Sub with and into the Company (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement; and

             WHEREAS, the Directors of the Company have unanimously determined that the Merger is fair to, and in the best interests of, the holders of the capital stock of the Company, approved the Merger and this Agreement and the transactions contemplated hereby and recommended the approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company; and

             WHEREAS, the stockholders of the Company have by written consent approved the Merger and this Agreement.


             NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

             1.01 The Merger. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section
1.11 hereof), a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and shall be filed on the Closing Date (as defined in Section 1.11 hereof). The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

             (b) At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name of "AmeriComm Holdings, Inc." (the "Surviving Corporation").

             (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

             1.02 Conversion of Stock. At the Effective Time:

             (a) Each share of (i) Class A Common Stock, par value $0.0001 per share, of the Company (the "Voting Common Stock") and (ii) Class B Non-Voting Common Stock, par value $0.0001 per share, of the Company (the "Non-Voting Common Stock" and, collectively with the Voting Common Stock, the "Common Stock") then issued and outstanding (other than (x) any shares of Common Stock which are held by any Subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including, but not limited to, Sub), all of which shall be cancelled and none of which shall receive any payment with respect thereto and
         (y) shares of Common Stock held by Dissenting Stockholders (as defined in Section 1.03 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the "Merger Consideration" (as hereinafter defined);

             The "Aggregate Merger Consideration" shall be equal to (i) $200,000,000; less (ii) the amount of Debt (as hereinafter defined) at Closing; less (iii) the fees specified in Section 2.01(s) of this Agreement along with the other expenses of the Company in connection with this Agreement; plus or minus (iv) any adjustments under Section 1.12.

             "Debt" shall mean the outstanding principal amount of the Company's subsidiary's 11 5/8% Senior Notes due 2002 in the aggregate amount of approximately $100,000,000 and the Company's 12 1/2% Notes due
         April 24, 2003 in the aggregate amount of approximately $39,264,000 (collectively, the "Bonds") and accrued interest thereon, and shall include all funded long term, short term or "line of credit" indebtedness to banks and other third parties, including the current portion thereof, accrued interest thereon, capital lease obligations and, in the case of Debt (other than the Bonds), the amount of any fees, early retirement or prepayment fees and penalties, and any other amounts due upon the prepayment thereof.

                  The "Merger Consideration" shall be the Aggregate Merger Consideration plus the aggregate exercise price for all Warrants and Options exercisable immediately prior to the Effective Time divided by the sum of the total number of shares of Common Stock outstanding (other than (x) any shares of Common Stock which are held by any Subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including, but not limited to, Sub)), at the Effective Time and the total number of shares of Common Stock for which Warrants and Options are outstanding at the Effective Time. In calculating the Merger Consideration, no Warrant or Option shall be included that would have an exercise price equal to or in excess of the amount of Merger Consideration if such Warrant or Option were included in such calculation.


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                  (b) Each share of common stock, par value $0.001 per share, of
         Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $0.0001 par value, of the Surviving Corporation.

             1.03 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary but only to the extent required by DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of Delaware law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Stockholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware; provided, however, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of the Common Stock that are issued and outstanding at the Effective Time and held by Dissenting Stockholders, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest according to the terms of this Agreement. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demand.

             1.04 Surrender of Certificates. (a) Concurrently with or following the Effective Date, upon the surrender for cancellation to Parent of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") Parent shall promptly pay by wire transfer of immediately available funds to the Person (as defined in Section 6.16 hereof) entitled thereto the Merger Consideration times the number of shares represented by such Certificates surrendered. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article I. Except as otherwise provided in Section 1.12, no interest shall be paid or accrued in respect of such cash payments.

             (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and

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otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Parent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Parent that such taxes have been paid or are not required to be paid.

             (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article I, provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, agree to indemnify the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

             1.05 No Further Rights of Transfers. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 1.02(a) hereof and other than shares held by Dissenting Stockholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this Article I. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

             1.06 Warrants. Immediately prior to the Effective Time, each outstanding Warrant to purchase Common Stock (the "Warrants"), whether or not immediately exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor to payments in cash (subject to any applicable withholding taxes, if any, the "Warrant Payment"), equal to the product of (i) the total number of shares subject to such Warrant as to which such Warrant could have been exercisable and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Warrant.

             1.07 Stock Option and Other Plans. (a) Subject to the provisions of
Section 4.02(d) hereof prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time of all the outstanding stock options to purchase Common Stock (the "Options") heretofore granted under any stock option plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, subject to obtaining the consent of any holder of Options, to the extent necessary, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock, but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option as to which such Option could have been exercised as of the Effective Time and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Option. As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company will take all steps to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

             (b) All Stock Plans shall terminate as of the Effective Time and the Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in Section 1.07(a).

             1.08 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

             1.09 By-Laws of the Surviving Corporation. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

             1.10 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

             1.11 Closing. The closing of the Merger (the "Closing") shall take place at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, as soon as practicable after the last of the conditions set forth in
Article IV hereof is fulfilled or waived

(subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").

         1.12 Working Capital Settlement.

         (a) Prior to the Closing Date, the Company shall estimate its working capital position (the "Working Capital") as of the close of business on the Closing Date. Working Capital shall be equal to the sum of (i) cash and cash equivalents, plus (ii) the book value of accounts receivable after the allowance for doubtful accounts, plus (iii) the book value of inventory, including all work-in-process and finished goods, after allowance for all obsolete or unsaleable inventory, plus (iv) the book value of all accounts classified as current assets other than cash, cash equivalents, accounts receivable, inventory, income tax receivable and deferred income tax, including all utility deposits, rental deposits and equipment deposits (even though such deposits are characterized as long-term assets); less the sum of (a) bank overdraft, plus (b) the book value of all accounts payable, plus (c) the book value of accrued payroll, payroll taxes and deductions, as classified as a current liability, plus (d) the book value of advance billings, plus (e) taxes (other than income taxes) payable, plus (f) the book value of accrued expenses as classified as a current liability, excluding all accruals of interest, fees and penalties on Debt. The book value of all amounts shall be as shown on the Company's financial statements prepared in accordance with generally accepted accounting principles, consistently applied with the Financial Statements ("GAAP"). The Company shall provide Parent with a copy of the calculation of the Working Capital three business days prior to the Closing Date. Parent and the Company shall mutually agree to the Working Capital Statement (the "Working Capital Statement") on or before the Closing Date and the Working Capital Statement as amended on the Closing Date (the "Final Working Capital Statement") shall become final and binding on Parent and the Shareholders.

         (b)(i) If the Working Capital as set forth in the Final Working Capital Statement is less than $25,298,000, then the Aggregate Merger Consideration shall be decreased by such difference. If the Working Capital as set forth in the Final Working Capital Statement is greater than $25,298,000, then the Aggregate Merger Consideration shall be increased by such difference.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

             2.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

             (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, operations, results of operations, or financial condition (the "Condition") of the Company and its Subsidiaries taken as a whole. The Company has made available to Parent and Sub complete and correct copies of the Certificate of Incorporation and By-Laws of the Company and the comparable governing documents of each of its Subsidiaries, in each case as amended to the date of this Agreement.

                  (b) Authorization and Validity of Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and its stockholders and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

                  (c) Capitalization. (i) The authorized capital stock of the Company consists of 4,000,000 shares of Voting Common Stock, 300,000 shares of Non-Voting Common Stock and 250,000 shares of preferred stock, par value $0.0001 per share, (the "Preferred Stock"). As of December 31, 1997, (A) 2,690,464 shares of Voting Common Stock were issued and outstanding; (B) no shares of Non-Voting Common Stock were issued and outstanding; (C) no shares of Preferred Stock were issued and outstanding; (D) 143,589 shares of Voting Common Stock were reserved for issuance upon the exercise of outstanding Warrants; (E) 265,636 shares of Voting Common Stock were reserved for issuance upon the exercise of certain Options and (F) 61,820 shares of Voting Common Stock were held in the treasury of the Company. All issued and outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable. Except as set forth in this Section 2.01(c) or in Section 2.01(c) of the Company's disclosure letter (the "Company Disclosure Letter"), delivered concurrently with the delivery of this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common
         Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote
         (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter ("Voting Debt"). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of or common stock of the Surviving Corporation pursuant to any Plan (as defined in Section 2.01(l)).

                  (ii) Section 2.01(c)(ii) of the Company Disclosure Letter lists all of the Company's Subsidiaries. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, options or claims whatsoever. Except as set forth on Section 2.01(c)(ii) of the Company Disclosure Letter, no shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Other than as set forth on Section 2.01(c)(ii) of the Company Disclosure Letter, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's Subsidiaries. Except as set forth on Section 2.01(c)(ii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company's Subsidiaries have no Voting Debt.

                  (d) Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, (ii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by DGCL, are made and (iii) approval of the Merger by holders of capital stock of the Company representing a majority of the votes entitled to be cast at a meeting of the stockholders of the Company, as required by the DGCL, is received, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable governing documents of any of its Subsidiaries; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) except as set forth in Section 2.01(d) of the Company Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) except as set forth in
         Section 2.01(d) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any material Encumbrance (as defined herein) upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound or subject except for in the case of clauses (3) and (4) above for such filing, permit, consent, approval or violation, which would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, or would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (e) Financial Statements; Commission Filings. (i) The Company has heretofore furnished Parent with the consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the periods then ended, audited by Arthur Andersen LLP (the "Audited Financial Statements") and the unaudited consolidated balance sheet of the Company as at March 31, 1997, and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the three month period then ended (the "Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"). The consolidated unaudited balance sheet as at March 31, 1998, is sometimes referred to herein as the "Balance Sheet" and March 31, 1998, is sometimes herein referred to as the "Balance Sheet Date". Such Financial Statements including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial position of the Company and its Subsidiaries and the results of their operations and cash flows at such dates and for such periods except that the Unaudited Financial Statements do not contain footnotes and are subject to year-end adjustments.

                  (ii) The Company has filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the Federal securities laws and the Commission rules and regulations thereunder, and all forms, reports and documents filed with the Commission by the Company (collectively, the "Commission Filings") have complied in all material respects with the applicable requirements of the Federal securities laws and the Commission rules and regulations promulgated thereunder. As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (f) Absence of Certain Changes. Other than (i) as set forth in
         Section 2.01(f) of the Company Disclosure Letter, (ii) any change resulting from general economic, financial or market conditions, or
         (iii) any change resulting from conditions or circumstances generally affecting the business in which the Company and/or its Subsidiaries operate, since the Balance Sheet Date, there has been no material adverse change in the Condition of the Company and its Subsidiaries taken as a whole.

                  (g) Title to Properties; Encumbrances. Except as set forth in
         Section 2.01(g) of the Company Disclosure Letter, the Company and each of its Subsidiaries has good and valid title to (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the material properties and assets reflected in the Balance Sheet except as indicated in the notes thereto and except for properties and assets reflected in the Balance Sheet which have been sold or otherwise disposed of in the ordinary course of business after the Balance Sheet Date, and (ii) all the material tangible properties and assets purchased by the Company and any of its Subsidiaries since the Balance Sheet Date except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no encumbrance, lien, security interest, charge or other restriction (each an "Encumbrance") of any kind or character, except as reflected in Section 2.01(g) of the Company Disclosure Letter and except for (1) Encumbrances reflected on the Balance Sheet, (2) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business, (3) Encumbrances arising by operation of law, (4) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent or the validity of which are being contested in good faith by appropriate proceedings, and (5) Encumbrances which do not have a material adverse effect on the Condition of the Company and its Subsidiaries, taken as a whole.

                  (h) Leases. Section 2.01(h) of the Company Disclosure Letter contains a list of all material leases to which the Company or any Subsidiary is a party requiring an annual aggregate payment of at least $100,000. Except as otherwise set forth in Section 2.01(h) of the Company Disclosure Letter, each lease set forth therein is in full force and effect; all rents and additional rents due to date from the Company or such Subsidiary on each such lease have been paid; in each case, neither the Company nor any Subsidiary has received notice that it is in material default thereunder; and, to the knowledge of the Company there exists no material event, occurrence, condition or act (including the consummation of the Merger or the other transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by the Company or any Subsidiary under such lease.

                  (i) Material Contracts. Except as set forth in Section 2.01(h), 2.01(i) or 2.01(m) of the Company Disclosure Letter, neither the Company nor any Subsidiary has or is bound by (a) any agreement, contract or commitment relating to the employment of any Person by the Company or any Subsidiary which cannot be terminated by the Company or the Subsidiary upon notice of 60 days or less without penalty or premium and involve annual compensation in excess of $100,000 annually,
         (b) any agreement, contract or commitment materially limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any other Person or (c) any agreement, contract or commitment not entered into in the ordinary course of business which materially affects the business of the Company and the Subsidiaries taken as a whole and is not cancelable without penalty within 90 days.

                  (j) Compliance with Laws. (i) The Company and its Subsidiaries are in compliance with all applicable laws and regulations and all orders, judgments and decrees relating to its business and operations except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or would prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (ii) The Company and each of its Subsidiaries possess all licenses, certificates of authority, certificates of need, permits or other authorizations and regulatory approvals required by law (a "License") necessary for the ownership of its properties and the conduct of its business as presently conducted in each jurisdiction in which the Company and such Subsidiary is required to possess a License, except where the failure to possess such a License would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. All such Licenses are in full force and effect and neither the Company nor any Subsidiary has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Licenses, except where the failure of such Licenses to be in full force and effect or such event, inquiry, investigation or proceeding would not have a material adverse effect on the Condition of the Company and its Subsidiaries, taken as a whole.

                  (k) Litigation. Except as set forth in Section 2.01(k) of the Company Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their properties or rights which, is reasonably likely to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or would prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (l) Employee Benefit Plans. Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any of its Subsidiaries

         (each, a "Plan" and collectively, the "Plans") is listed in Section 2.01(l) of the Company Disclosure Letter, attached hereto. Except as set forth in Section 2.01(l) of the Company Disclosure Letter, or to the extent that any breach of the representations set forth in this sentence would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole: (a) each Plan is in compliance with applicable law and has been administered and operated in accordance with its terms; (b) each Plan which is intended to be "qualified" (within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code")), has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter; (c) no Plan is a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; (d) the actuarial present value of the accumulated plan benefits (whether or not vested) under any Employee Benefit Plan covered by Title IV of ERISA as of the close of its most recent plan year did not exceed the fair value of the assets allocable thereto;
         (e) no Employee Benefit Plan subject to Section 412 of the Code or
         Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (f) to the knowledge of the Company, no "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with a Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 975(a) of the Code; and (g) no liability, claim, action or litigation, has been made, commenced or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits payable in the ordinary course and appeals of such claims).

                  (m) Employment Relations and Agreements. Except as set forth in Section 2.01(m) of the Company Disclosure Letter or as would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, (i) each of the Company and its Subsidiaries is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no representation question exists respecting the employees of the Company or any of its Subsidiaries; (iii) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement; and (v) neither the Company nor any of its Subsidiaries has experienced any labor difficulty during the last year. Except as disclosed in Section 2.01(m) of the Company Disclosure Letter, there exist no employment, consulting, severance, indemnification agreements or deferred compensation agreements between the Company and any director, officer or employee of the Company or any agreement that would give any Person the right to receive any payment from the Company as a result of the Merger.

                  (n) Taxes. (A) (i) Tax Returns. The Company and each of its Subsidiaries has filed or caused to be filed or will file or cause to be filed with the appropriate taxing authorities all material returns, statements, forms and reports ("Returns") for Taxes that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Effective Time. As used herein, "Tax" or "Taxes" shall mean all taxes including, without limitation, all U.S. federal, state, local and foreign income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

                  (ii) Payment of Taxes. All material Tax liabilities of the Company and its Subsidiaries or for which the Company and its Subsidiaries may be liable for all taxable years or other taxable periods (including portions thereof) prior to the Effective Time have been paid or adequately disclosed as a liability on the books and records of the Company and its Subsidiaries in accordance with GAAP.

                  (iii) Other Tax Matters. Section 2.01(n) of the Company Disclosure Letter sets forth (I) each taxable year or other taxable period of the Company and its Subsidiaries for which an audit or other examination of Taxes by any taxing authority is currently in progress that, if determined adversely to the Company or its Subsidiaries, would result in a material Tax liability of the Company or its Subsidiaries after the Closing Date, and (II) the taxable years or other taxable periods of the Company and its Subsidiaries which, for income tax purposes, will not be subject to the normally applicable statute of limitations because of waivers or agreements given by the Company or its Subsidiaries.

                  (iv) Acquisition Indebtedness. No indebtedness of the Company consists of "corporate acquisition indebtedness" within the meaning of
         Section 279 of the Code.

                  (B) Except as provided in Section 2.01(n) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return provided for under the laws of any jurisdiction with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                  (C) Except as disclosed in Section 2.01(n) of the Company Disclosure Letter, there are no tax sharing or tax allocation agreements in effect between the Company or any of its Subsidiaries and any other party under which Parent, the Company or any Subsidiary could be liable for any material Taxes or other claims of any party.

                  (o) Liabilities. Except as set forth in Section 2.01(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material claims, liabilities or indebtedness, contingent or otherwise, required to be set forth on the Balance Sheet in accordance with generally accepted accounting principles except as set forth in the Balance Sheet or referred to in the footnotes thereto, and except for liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business.

                  (p) Intellectual Properties. The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

                  (q) Environmental Laws and Regulations. Except as set forth on
         Section 2.01(q) of the Company Disclosure Letter or except as would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, (a) Hazardous Materials have not been
         (i) generated, used, treated or stored on, or transported to or from, any Company Property by the Company, or (ii) Released or disposed of on any Company Property by the Company, except in the case of clause (i) or (ii) in compliance with Environmental Law and so as not to give rise for an Environmental Claim, (b) the Company and each of its Subsidiaries are in compliance applicable with Environmental Laws and the requirements of any permits issued under such Environmental Laws and (c) there are no past, pending or threatened material Environmental Claims against the Company or any of its Subsidiaries.

                  For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means any real property and improvements owned, leased, or operated by the Company or any of its Subsidiaries; (B)"Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials or friable asbestos; (ii) any chemicals, materials or substances defined as "hazardous substances," under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"); (C) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance or code in effect and in each case as amended as of the date hereof and Closing Date, relating to the environment or Hazardous Materials, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control
         Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic
         Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean
         Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water
         Act, 42 U.S.C. Section 3808 et seq.; and (D) "Environmental Claims" means regulatory or judicial actions, suits, claims, notices of noncompliance or violation, or proceedings arising under Environmental Law (for purposes of this subclause (D), "Claims") including (i) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial actions or damages pursuant to applicable Environmental Law and (ii) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from injury to the environment; and (E) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

                  (r) Conduct of Business. Since the Balance Sheet Date, except
         (a) as set forth in Section 2.01(r) of the Company Disclosure Letter or
         (b) as contemplated or expressly required or permitted by this Agreement, the Company has not taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a material breach of the Company's agreements set forth in Section 3.03 of this Agreement.

                  (s) Broker's or Finder's Fee. Except for Goldman Sachs & Co. and MDC Management Company II, L.P. (whose fees and expenses will be paid as contemplated by Section 1.02), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                  2.02 Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to the Company as follows:

                  (a) Due Organization; Good Standing and Corporate Power. Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Authorization and Validity of Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the respective Boards of Directors of Parent and Sub. No other corporate action on the part of either Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

                  (c) Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired and (ii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of Parent or Sub; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or
         (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent, Sub or any of their respective direct or indirect subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except for in the case of clauses (3) and (4) above for such filing, permit, consent, approval or violation, which would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (d) Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of Parent or Sub, any investigation by) any governmental or other instrumentality or agency, pending or, to the knowledge of Parent or Sub, threatened, against or affecting Parent or any of its direct or indirect subsidiaries (including, but not limited to, Sub), or any of their properties or rights, which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (e) Broker's or Finder's Fee. No agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the Stockholders in connection with this Agreement or any of the transactions contemplated hereby.

                  (f) Financing. Parent has (or will have immediately prior to and at the Effective Time), and will make available to Sub, sufficient funds to perform its obligations under this Agreement including, without limitation, to make the payments specified in Article I hereof.

                                   ARTICLE III

                       TRANSACTIONS PRIOR TO CLOSING DATE

                  3.01 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, full access during normal business hours to the employees, properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries; provided, that such investigation shall not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries.

                  3.02 Confidentiality. Information obtained by Parent and Sub pursuant to Section 3.01 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and McCown De Leeuw & Co., Inc. dated May 12, 1998 (the "Confidentiality Agreement").

                  3.03 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as set forth in Section 3.03 of the Company Disclosure Letter and except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved by Parent, during the period commencing on the date hereof and ending on the Closing Date:

                  (a) The Company and each of its Subsidiaries will conduct their respective operations in the ordinary and usual course of business and will use their best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners, and others having business relationships with them; and

                  (b) Neither the Company nor any of its Subsidiaries shall (i) make any change in or amendment to its Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Warrants or Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries;
         (iv) declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities; (v) (A) enter into any contract or commitment with respect to capital expenditures in excess of $150,000 individually or $500,000 in the aggregate, (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business or division thereof; or (C) other than in the ordinary course of business enter into, cancel or materially amend, modify or supplement or cancel any other material contract, (vi) acquire a material amount of assets or securities or release or relinquish any material contract rights; (vii) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in the ordinary course of business or make bonus, pension, retirement or insurance payments or arrangements to or with any such Person, except in the ordinary course of business; (viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other liability, other than in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or, other than in the ordinary course of business, make any loan or other extension of credit; (ix) make any material tax election or settle or compromise any material tax liability; (x) make any material change in its method of accounting other than such changes as may be necessary or advisable to comply with applicable law or regulation or with generally accepted accounting principals; (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); or (xii) agree, in writing or otherwise, to take any of the foregoing actions.

                  3.04 Reasonable Best Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger.

                  3.05 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the termination of this Agreement and the Effective Time, none of the Company or any of the Company's respective affiliates, officers or directors shall take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Parent, Sub and their representatives, concerning any purchase of any capital stock of the Company or any merger, asset sale or similar transaction involving the Company.

                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO MERGER

                  4.01 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a) No Injunction. No preliminary injunction, or decree, or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement which is in effect at the Effective Time; provided, however, that, in the case of any such injunction, decree or other order, each of the parties hereto shall have used reasonable best efforts to prevent the entry of any such decree, injunction or other order and to appeal as promptly as possible any such decree, injunction or other order that may be entered.

                  (b) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger of the transactions contemplated hereby.

                  (c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner or, if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

                  4.02 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

                  (a) Parent Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects the Effective Time with the same effect as though such representations and warranties had been made on and as of such date.

                  (b) Performance by Parent. Parent and Sub shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Parent and Sub at or prior to the Effective Time.

                  (c) Certificate. Parent shall have delivered to the Company a certificate executed on its behalf by its President, any Vice President or another authorized officer in their corporate capacity to the effect that the conditions set forth in Subsections 4.02(a) and 4.02(b) above, have been satisfied.

                   4.03 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Parent:

                  (a) Company Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as though such representations and warranties had been made on and as of such date.

                  (b) Performance by the Company. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

                  (c) No Material Adverse Change. There shall have not occurred after the date hereof any material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole (other than any material adverse effect on the Condition of the Company and its Subsidiaries, taken as whole, due to (i) general economic, financial or market conditions, or (ii) conditions or circumstances generally affecting the business in which the Company and its Subsidiaries operate).

                  (d) Certificate. The Company shall have delivered, or caused to be delivered, to Parent a certificate executed on its behalf by its duly authorized officer in their corporate capacity to the effect that the conditions set forth in Subsections 4.03(a), 4.03(b) and 4.03(c), above, have been satisfied.

                  (e) Employee Notes. The Company shall have made arrangements reasonably acceptable to Parent with those employees of the Company who have purchased capital stock of the Company through the issuance of notes to the Company (the "Employee Notes") to have such Employee Notes paid in full on or prior to the Closing Date.

                  (f) Heller Credit Agreement. The Company shall have delivered to Parent the written consent of Heller Financial, Inc. ("Heller") under the terms of the Credit Agreement dated as of June 28, 1996 by and among National Fiberstok Corporation, Label Art, Inc., Infoseal International Inc., Government Forms and Systems Inc., Putnam Graphic Innovations, Inc., Short Run Labels, Inc., Boharb Communications, A/L Systems, Inc., Heller and the financial institutions party thereto ("Heller Credit Agreement") to the transactions contemplated by this Agreement.


                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

                  5.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

                  (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

                  (b) by the Company or Parent if the Merger shall not have been consummated on or before June 30, 1998 (or such later date as may be agreed to in writing by the Company and Parent), by reason of the failure of any condition to the consummation of the Merger which must be fulfilled to its satisfaction, provided, that, no party may terminate this Agreement under this Section 5.01(b) if such failure has been caused primarily by such party's material breach of this Agreement;

                  (c) by the Company if (a) there are any inaccuracies, misrepresentations or breaches of any of Parent's or Sub's representations or warranties in this Agreement, such that the condition set forth in Section 4.02(a) to the Company's obligation to effect the Merger cannot be met, or (b) Parent has breached or failed to perform in all material respects any of its material covenants or agreements contained herein as to which notice has been given to Parent and Parent has failed to cure or otherwise resolve the same to the reasonable satisfaction of the Company within fifteen (15) days after receipt of such notice;

                  (d) by Parent if (a) there are any inaccuracies, misrepresentations or breaches of any of the Company's representations or warranties in this Agreement, such that the condition set forth in
         Section 4.03(a) to Parent's and Sub's obligation to effect the Merger cannot be met, or (b) the Company has breached or failed to perform in all material respects any of its material covenants or agreements contained herein as to which notice has been given to the Company and the Company has failed to cure or otherwise resolve the same to the reasonable satisfaction of Parent within fifteen (15) days after receipt of such notice;

                  (e) by the Company or Parent if a court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  5.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.01 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 3.02, 6.01 and this Section 5.02 hereof shall survive any termination of this Agreement. Nothing in this Section 5.02 shall relieve any party to this Agreement of liability for breach of this Agreement.


                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.01 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  6.02 Representations and Warranties. Each and every representation and warranty of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 6.02 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

                  6.03 Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of Stock or any other transaction that occurs pursuant to this Agreement shall be borne solely by the [Sub].

                  6.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein.

                  6.05 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law.

                  6.06 Indemnification. From and after the Effective Time, Parent shall cause the Company to (i) maintain in effect in the Certificate of Incorporation of the Company the provisions with respect to indemnification set forth in Article Seventh of the Certificate of Incorporation of the Company as in effect at the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals (or their estates) who at the date of this Agreement and/or as of the Effective Time are or were directors, officers, employees or agents of the Company or its Subsidiaries, unless such modification is required by law.

                  6.07 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  (a)    if to the Company, to it at:

                         AmeriComm Holdings, Inc.
                         575 Peachtree Dunwoody Road, Suite C150
                         New York, New York  10036
                         Attention:  John Weil

                         with a copy to:

                         McCown De Leeuw & Co.
                         101 East 52nd Street
                         31st Floor
                         New York, New York  10022
                         Attention:  David E. King

                         White & Case
                         1155 Avenue of the Americas
                         New York, New York  10036
                         Attention:  Frank L. Schiff, Esq.

                  (b)    if to either Parent or Sub, to it at:

                         DMAC Merger Corp. or
                         DMAC Holdings Inc.
                         c/o McCown De Leeuw & Co.
                         101 East 52nd Street
                         31st Floor
                         New York, New York  10022
                         Attention:  David E. King

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

                  6.08 Entire Agreement. This Agreement and the annex, disclosure letter and other documents referred to herein or delivered pursuant hereto and the Confidentiality Agreement collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

                  6.09 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except for Sections 6.06 which shall inure to, and be enforceable by, the intended beneficiaries thereof.

                  6.10 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

                  6.11 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

                  6.12 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

                  6.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  6.14 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof. Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, as the party bringing such action or proceeding may elect, and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to above and hereby further irrevocably waives any claim that any such court is not a convenient forum for any such suit, action or proceeding.

                  6.15 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  6.16 Certain Definitions. (a) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

                  (b) "Subsidiary", with respect to the Company, shall mean and include (x) any partnership of which the Company or any Subsidiary is a general partner or (y) any other entity in which the Company or any of its Subsidiaries owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

                  (c) "Knowledge" shall mean, with regard to any natural person, the actual knowledge of such person, and with regard to any party hereto, the actual knowledge of the executive officers of such party.


                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                               AMERICOMM HOLDINGS, INC.


                                               By /s/ Robert M. Miklas
                                                 -------------------------------
                                                  Name:  Robert M. Miklas
                                                  Title: President and Chief
                                                         Executive Officer


                                               DMAC MERGER CORP.


                                               By /s/ David De Leeuw
                                                 -------------------------------
                                                  Name:  David De Leeuw
                                                  Title: President


                                               DMAC HOLDINGS, INC.


                                               By /s/ David De Leeuw
                                                 -------------------------------
                                                  Name:  David De Leeuw
                                                  Title: President